Exhibit 99.1

Press Release

BAYCOM CORP ANNOUNCES CASH DIVIDEND AND ADOPTION OF STOCK REPURCHASE PROGRAM

WALNUT CREEK, California, August 18, 2023 – BayCom Corp (NASDAQ: BCML) (“BayCom” or the “Company”), the parent company of United Business Bank, today announced that its Board of Directors (the “Board”) declared a quarterly cash dividend of $0.10 per share on the Company's outstanding common stock. The cash dividend will be payable on October 13, 2023, to shareholders of record as of the close of business on September 15, 2023.

The Company today also announced that the Board approved the Company’s eighth stock repurchase program, which authorizes the repurchase of up to 588,000 shares of the Company’s common stock, or approximately 5% of currently outstanding shares, over a one-year period, through open market purchases, privately-negotiated transactions, block purchases or otherwise, in accordance with federal securities laws and regulations, including Rule 10b-18 under the Securities Exchange Act of 1934, as applicable. The new stock repurchase program will commence upon completion of the Company’s seventh stock repurchase program, which will expire on April 21, 2024, or earlier if all the shares have been repurchased. As of the date hereof, 42,572 shares remain available for future repurchases under the Company’s seventh stock repurchase program.

The timing of repurchases, and the number and price of shares repurchased, will depend on a number of factors, including, but not limited to, the terms of any Rule 10b5-1 trading plan adopted by the Company, general business and market conditions, and alternative investment opportunities. The share buyback program does not obligate the Company to acquire any specific number of shares in any period, and may be expanded, extended, modified or discontinued at any time.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business, including information regarding the ability of BayCom to pay dividends in the future and repurchases by BayCom of its common stock. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, the Company’s financial condition and results of operations, significant changes in the market price and availability of BayCom's common stock, general economic conditions, as well as those within our industry, and numerous other factors identified in BayCom's Annual Report on Form 10-K/A for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation to update or revise any forward-looking statements made herein to reflect any changes in the Company's expectations of results or any change in events.

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp